WHERIFY WIRELESS, INC.

SECURITIES PURCHASE AND OPTION AGREEMENT

As of February _, 2007

THIS SECURITIES PURCHASE AND OPTION AGREEMENT, dated as of this ______ day of February, 2007 (this “Agreement”), is between Wherify Wireless, Inc., a Delaware corporation (the “Company”), and GPS Associates, LLC, a Delaware limited liability company (the “Purchaser”).

WITNESSETH:

WHEREAS, the Company desires to issue to the Purchaser, and the Purchaser desire to purchase from the Company, the Securities (as such term is defined below) as set forth below (the “Offering”);

WHEREAS, in addition to purchasing the Securities, the Company desires to provide to the Purchaser and the Purchaser desires to acquire the Option; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.1 hereof.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter contained, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Sale and Purchase of Securities; the Option.

1.1   Sale and Purchase of Securities. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 3.1 hereof), the Company shall issue, sell and deliver to the Purchasers, and the Purchasers shall purchase from the Company for the Purchase Price (as defined in Section 2.1 hereof) (i) a 10% Senior Convertible Promissory Note in the aggregate principal amount of $1,200,000 (the “Note”) and (ii) a five year warrant (the “Warrant”) to purchase Three Million (3,000,000) shares at an exercise price of $0.10 per share (subject to adjustment as described therein), of the Company’s common stock, par value $0.01 per share. (the “Common Stock”). The Note and Warrant shall hereinafter sometimes be collectively referred to as the “Securities.” The principal amount of Note purchased and Warrant received by the Purchaser shall be set forth on Schedule 1.1 hereto.

1.2   Option to Purchase Series A Convertible Preferred Stock. By execution of this Agreement, the Company hereby grants to the Purchaser the right to purchase (the “Option”) an aggregate of up to $7.5 million stated value of the Company’s Series A Convertible Preferred Stock (the “A Shares”), which A Shares shall have the terms set forth on Schedule 1.2 hereto. The Option may be exercised at a 20% discount price to the face amount of A Shares purchased by either:

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Exercise in Full: GPS may exercise the Option in full by electing to: (1) exchange some, all or none of the Note for the Preferred Stock and (2) delivering to Wherify before expiry of the Option that amount of gross cash proceeds which, when added to the face amount of the Note which is exchanged, equals $6,000,000; or

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Partial Option Exercise: GPS may partially exercise the Option by delivering to Wherify before expiry of the Option (1) a minimum amount of $4,500,000 in gross cash proceeds plus (2) some, all or none of the Note in an exchange ratio of $1.25 principal amount of Preferred for every $1.00 of Notes exchanged.

The Option may be exercised at any time or from time to time commencing on the Closing Date until and including the later to occur of ninety (90) days following the Closing Date Or June 2, 2007.

2.	Purchase Price.

2.1  Purchase Price. The aggregate gross purchase price of the Securities to be purchased pursuant to Section 1.1 shall be $1,200,000 (the “Purchase Price”).

2.2  Payment of the Purchase Price. At the Closing (as defined in Section 3.1 hereof), the Purchaser shall pay the Purchase Price from the Escrow Account, as defined in Section 4.2 hereof (less all fees and expenses owed to Laidlaw & Company (UK) Ltd. (“Laidlaw”), the placement agent of the Offering and its counsel), by wire transfer of immediately available funds to such account of the Company as shall have been designated in advance to the Purchaser by the Company.

3.	Closing.

3.1  Closing Date. The closing of the sale and purchase of the Securities (the “Closing”) shall take place on or before February 28, 2007, at such other time, date or place as the parties hereto may mutually agree; provided, that all conditions to the Closing set forth in this Agreement have been satisfied or waived by such date. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.” At the Closing (i) the Company shall deliver, or cause to be delivered, the Note and Warrant, each executed by the Company and (ii) the documents referred to in Section 8 hereof.

4.	Representations and Warranties of the Company

. The Company hereby represents, covenants and warrants as of the date hereof and as of the Closing Date to the Purchasers, acknowledging that the Purchasers are relying upon the accuracy and completeness of the representations and warranties set forth herein to, among other things, ensure that registration under Section 5 of the Securities Act is not required in connection with the sale of the Securities hereby, as follows:

4.1  Organization and Good Standing; Capitalization.

(a)  The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as it is proposed to be conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification or authorization.

(b)  All the outstanding shares of capital stock of the Company have been duly authorized, and are validly issued, fully paid and non-assessable. Except for the Option and as disclosed in the SEC Reports (as defined in Section 4.9 hereof) or on Schedule 4.1(b) (i) there is no option, warrant, call, right, commitment or other agreement of any character to which the Company is a party, (ii) there are no securities of the Company outstanding which upon conversion or exchange, and (iii) there are no share appreciation rights, or other similar rights based on securities of the Company which, in the case of clause (i), (ii) or (iii), would require the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase share capital or other equity securities of the Company. Other than as disclosed in the SEC Reports and contemplated by this Agreement or Transaction Documents (as defined in Section 4.2), the Company is not a party to, nor is it aware of, any voting trust or other voting, stockholders or similar agreement with respect to any of the securities of the Company or of any agreement relating to the issuance, sale, redemption, transfer or other disposition of the shares of capital stock on other securities of the Company.

4.2  Authorization of Agreement; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and certificate, including, but not limited to, the Note, the Warrant, the Laidlaw Warrant, the Escrow Agreement by and among Signature Bank, the Purchaser and the Company, dated February 8, 2007 (the “Escrow Agreement”), and the Registration Rights Agreement, to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transaction Documents”), and to perform fully its obligations hereunder and thereunder (including, but not limited to, granting the Option). The execution, delivery and performance by the Company of this Agreement (including, but not limited to, granting the Option) and the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company and its stockholders. This Agreement and each of the Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Purchaser, this Agreement and each of the Transaction Documents constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3  No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby (including, but not limited to, granting the Option), do not and will not (i) conflict with or violate any provision of the Company’s and/or any Subsidiary’s Articles of Incorporation or by-laws and any and all amendments thereto (collectively, the “Internal Documents”), (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise), or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.

4.4  Subsidiaries, Joint Ventures, Partnerships, Etc.

(a)  As of the Closing Date, (i) Wherify California, Inc., a California corporation (ii) IQ Biometrix Operations, Inc., a Delaware corporation and (iii) Wherify Wireless, Inc., a Canadian corporation (collectively the “Subsidiaries”) are the only subsidiaries of the Company. Each Subsidiary is wholly owned by the Company, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with corporate power and corporate authority under such laws to own, lease and operate its properties and conduct its business as currently conducted; and is duly qualified to transact business as a foreign corporation and is in good standing (if applicable) in each other jurisdiction in which it owns or leases property of a nature, or transacts business of a type, that would make such qualification necessary other than such qualifications which the failure to have would not reasonably be expected to have a Material Adverse Effect.

(b)  Neither the Company nor its Subsidiaries is a party to any joint venture, partnership or similar arrangement or agreement.

4.5  Consents of Third Parties. None of the execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will (a) conflict with, or result in the breach of, any provision of the Certificate of Incorporation or Bylaws of the Company (or any Subsidiary), (b) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms thereof under any Permit or Order to which the Company (or any Subsidiary) is a party or any Contract to which the Company or its Subsidiaries is bound or by which the Company or any of its properties or assets is bound, other than such conflicts, violations, breaches, defaults, termination or accelerations that would not reasonably be expected to have a Material Adverse Effect, (c) constitute a violation of any Law applicable to the Company (or any Subsidiary) or (d) result in the creation of any Lien upon the properties or assets of the Company (or any Subsidiary). No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company and/or its Subsidiaries in connection with the execution and delivery of this Agreement (including, but not limited to, the granting of the Option) and/or the Transaction Documents, or the compliance by the Company with any of the provisions hereof or thereof.

4.6  Authorization of Securities.

(a)  On the Closing Date, the issuance, sale, and delivery of the Option and the Securities to be purchased pursuant to Section 1.1 will have been duly authorized by all requisite action of the Company, and, when issued, sold, delivered and paid for in accordance with this Agreement, the Securities will be validly issued and outstanding, with no personal liability attaching to the ownership thereof.

(b)  On the Closing Date, the issuance and delivery of the shares of Common Stock to be delivered upon conversion of the Notes (the “Conversion Shares”) and upon exercise of the Warrants (the “Warrant Shares”) in accordance with the terms thereof (collectively, the Conversion Shares and the Warrants Shares, the “Underlying Shares”) will have been duly authorized by all requisite action of the Company and, when issued and delivered in accordance with the terms of the Securities, the Underlying Shares will be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and not subject to preemptive or any other similar rights of the stockholders of the Company or others.

4.7  Capitalization. Other than the Option and as disclosed in the SEC Reports, (i) there are no outstanding securities of the Company or any of its Subsidiaries which contain any preemptive, redemption or similar provisions, nor is any holder of securities of the Company or any Subsidiary entitled to preemptive or similar rights arising out of any agreement or understanding with the Company or any Subsidiary by virtue of any of the Transaction Documents, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (ii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (iii) there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, except as a result of the purchase and sale of the Transaction Securities, or rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.

4.8  SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or Section 15(d) of the Exchange Act, for the one (1) year preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements to which the Company is a party or to which the property or assets of the Company are subject have been filed as exhibits to the SEC Reports to the extent required. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Additionally, since the adoption of the Sarbanes-Oxley Act of 2002 (the “New Act”) and to the extent that the Company is subject to the New Act, the Company has complied in all material respects with the laws, rules and regulation under the New Act.

4.9  Material Changes. Since September 30, 2006 and other than as disclosed in the SEC Reports (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made payment or distribution of any dividend or distribution of cash or other property to its holders of Common Stock or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.

4.10  Intentionally not used.

4.11  No Undisclosed Liabilities. Other than as disclosed in the SEC Reports, neither the Company nor its Subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), except (a) liabilities provided for in the Financial Statements (other than liabilities which, in accordance with GAAP, need not be disclosed), (b) liabilities disclosed on Schedule 4.11 hereto and (c) liabilities incurred in the ordinary course of business which do not materially exceed historic levels.

4.12  Absence of Certain Developments. Since September 30, 2006, other than as disclosed in the SEC Reports, in the ordinary course of business or in the context of the Transactions contemplated in this Agreement and the Transaction Documents:

(a)  there has not been any Material Adverse Change nor has any event occurred which could result in any Material Adverse Change other than those matters as disclosed in the SEC Reports;

(b)  there has not been any declaration, setting a record date, setting aside or authorizing the payment of, any dividend or other distribution in respect of any shares of capital stock of the Company or its Subsidiaries or any repurchase, redemption or other acquisition by the Company or its Subsidiaries, of any of the outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or its Subsidiaries;

(c)  there has not been any transfer, issue, sale or other disposition by the Company of any shares of capital stock or other securities of the Company or its Subsidiaries or any grant of options, warrants, calls or other rights to purchase or otherwise acquire shares of such capital stock or such other securities other than those matters as disclosed in the SEC Reports;

(d)  neither the Company nor its Subsidiaries has (i) awarded or paid any bonuses to employees or representatives of the Company, (ii) entered into any employment, deferred compensation, severance or similar agreements (nor amended any such agreement), other than in the ordinary course of business other than those matters as disclosed in the SEC Reports;

(e)  neither the Company nor its Subsidiaries has made any loans, advances (other than advances to officers and employees of the Company or its Subsidiaries which advances are made in the ordinary course of business), or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate of the Company other than its Subsidiaries;

(f)  neither the Company nor its Subsidiaries has transferred or granted any rights under any Contracts or licenses, used by the Company in its business other than those matters as disclosed in the SEC Reports;

(g)  there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property or assets of the Company or its Subsidiaries having a replacement cost of more than $10,000 for any single loss or $20,000 for all such losses;

(h)  neither the Company nor its Subsidiaries has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets for a purchase price in excess of $50,000 in the aggregate or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or its Subsidiaries for a sale price in excess of $50,000 in the aggregate except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business other than those matters as disclosed in the SEC Reports;

(i)  neither the Company nor its Subsidiaries has canceled or compromised any debt or claim, or amended, canceled, terminated, relinquished, waived or released any Contract or right, except in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be material to the Company or its Subsidiaries other than those matters as disclosed in the SEC Reports;

(j)  neither the Company nor its Subsidiaries has made any binding commitment to make any capital expenditures or capital additions or betterments in excess of $20,000 individually or $50,000 in the aggregate;

(k)  neither the Company nor its Subsidiaries has incurred any debts, obligations or liabilities, whether due or to become due, except current liabilities incurred in the ordinary course of business, none of which current liabilities (individually or in the aggregate) could result in a Material Adverse Change other than those matters as disclosed in the SEC Reports;

(l)  neither the Company nor its Subsidiaries has entered into any transaction other than in the ordinary course of business except for (in the case of the Company) this Agreement other than those matters as disclosed in the SEC Reports;

(m)  neither the Company nor its Subsidiaries has encountered any labor difficulties or labor union organizing activities;

(n)  neither the Company nor its Subsidiaries has made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted;

(o)  neither the Company nor its Subsidiaries has disclosed to any Person any material trade secrets except for disclosures made to Persons subject to valid and enforceable confidentiality agreements;

(p)  neither the Company nor its Subsidiaries has suffered or experienced any change in the relationship or course of dealings between the Company and/or its Subsidiaries and any of their suppliers or customers which supply goods or services to the Company or its Subsidiaries or purchase goods or services from the Company and or its Subsidiaries other than those matters as disclosed in the SEC Reports; and

(q)  neither the Company nor its Subsidiaries has made any payment to, or received any payment from, or made or received any investment in, or entered into any transaction or series of related transactions (including without limitation, the purchase, sale, exchange or lease of assets, property or services, or the making of a loan or guarantee) with any Affiliate in each case, in excess of $50,000 or its equivalent (other than any transactions between or among the Company and its Subsidiaries) (each, an “Affiliate Transaction”) other than those matters as disclosed in the SEC Reports.

4.13  Tax Status. The Company and its Subsidiaries have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith. To the best of the Company’s knowledge, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

4.14  Real Property. The Company currently has leased certain locations for office space and all material leases, all of which leases are disclosed (including the terms of such leases) in the SEC Reports.

4.15  Tangible Personal Property; Assets. All material items of personal property and assets owned or leased by the Company and its Subsidiaries are in good operating condition, normal wear and tear excepted.

4.16  Intangible Property. The Company and its Subsidiaries own, or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and no claim, action or proceeding has been made or brought against, or to the Company’s knowledge, has been threatened against, the Company or its Subsidiaries regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement, except where such infringement, claim, action or proceeding would not reasonably be expected to have either individually or in the aggregate a Material Adverse Effect. None of the Company’s employees, officers, or consultants are obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee’s, officer’s, or consultant’s commercially reasonable efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted. Neither the execution nor delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees, officers or consultants are now obligated.

4.17  Material Contracts.

Other than as disclosed in the SEC Reports or set forth on Schedule 4.17, (a) neither the Company nor its Subsidiaries nor any of their respective properties or assets is a party to or bound by any (i) Contract not made in the ordinary course of business, or involving a commitment or payment by the Company or any Subsidiary in excess of $50,000 or, in the Company’s belief, otherwise material to the business of the Company or its Subsidiaries, (ii) Contract among members or granting a right of first refusal or for a partnership or a joint venture or for the acquisition, sale or lease of any assets or share capital of the Company or any other Person or involving a sharing of profits, (iii) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar Contract with respect to any real or tangible personal property of the Company or its Subsidiaries, (iv) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contract, (v) Contract with any Governmental Body outside the ordinary course of business, (vi) Contract with respect to the discharge, storage or removal of hazardous materials or (vii) binding commitment or agreement to enter into any of the foregoing.

(b)  (i) Each of the Contracts disclosed in the SEC Reports and listed on Schedule 4.17 is valid and enforceable against the Company or its Subsidiaries in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and, except as disclosed in the SEC Reports or on Schedule 4.17, there is no default under any Contract disclosed in the SEC Reports and listed on Schedule 4.17 by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto, which is likely to have a Material Adverse Effect, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default by the Company thereunder which is likely to have a Material Adverse Effect.

(ii)  No previous or current party to any Contract has given written notice to the Company or any Subsidiary of, or made a claim, verbal or written, with respect to any breach or default thereunder and the Company has no knowledge of any notice of or claim with respect to any such breach or default other than such notices or claims with respect to any such breaches or defaults that would not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect other than those matters as disclosed in the SEC Reports.

(c)  With respect to the Contracts disclosed in the SEC Reports and listed on Schedule 4.17 that were assigned to the Company or any Subsidiary by a third party, all necessary consents to such assignment have been obtained other than such contents which the failure to obtain would not be reasonably expected to have a Material Adverse Effect.

4.18  Employee Benefits. Except as disclosed in the SEC Reports or set forth on Schedule 4.18, neither the Company nor any of its Subsidiaries has in effect any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours.

4.19  Employees.

(a)  No key executive Employee, group of Employees nor independent contractors of the Company or its Subsidiaries has announced or in any other manner communicated to the Company any plans to terminate his or her employment or relationship as an Employee or independent contractor with the Company or its Subsidiaries.

(b)  To the best of the Company’s knowledge, no key executive Employee or any other Employee of the Company or its Subsidiaries is a party to or is otherwise bound by any agreement or arrangement (including, without limitation, confidentiality agreements, non- competition agreements, licenses, covenants, or commitments of any nature), or subject to any judgment, decree, or Order of any court or Governmental Body, (i) that would conflict with such employee’s obligation diligently to promote and further the interest of the Company or its Subsidiaries or (ii) that would conflict with the Company’s (or its Subsidiaries) business as now conducted or as proposed to be conducted.

(c)  Schedule 4.19(c) sets forth a list of each of the key executive Employees of the Company who have entered into an employment and/or confidentiality agreement with the Company. It is understood that all employees of the Company are covered by employment agreements or employment contracts, as appropriate, which contain signed confidentiality agreements with the Company.

4.20  Litigation. Other than is disclosed in the SEC Reports or is set forth on Schedule 4.20, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency and/or regulatory authority (federal, state, county, local or foreign), (collectively, an “Action”) which does and/or could (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents and/or the Transaction Securities or to consummate the transactions contemplated hereby or thereby or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act. The foregoing includes, without limitation, actions, pending or threatened (or any basis therefor known to the Company), involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality.

4.21  Compliance with Laws; Permits. Other than as disclosed in the SEC Reports, neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, mortgage, decree, lease, license, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in the case of clauses (i), (ii) and (iii) as would not result in a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has received any written notice of any violation of or noncompliance with, any federal, state, local or foreign laws, ordinances, regulations and orders (including, without limitation, those relating to environmental protection, occupational safety and health, federal securities laws, equal employment opportunity, consumer protection, credit reporting, “truth-in-lending”, and warranties and trade practices) applicable to its business or to the business of any Subsidiary, the violation of, or noncompliance with, which would have a materially adverse effect on either the Company’s business or operations, or that of any Subsidiary, and the Company knows of no facts or set of circumstances which would give rise to such a notice. The execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract, or an event which results in the creation of any lien, charge, or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties, except as would not reasonably be expected to have a Material Adverse Effect.

4.22  Environmental and Safety Laws. Neither the Company nor its Subsidiaries are in violation of any applicable Laws relating to the environment or occupational health and safety where the failure to so comply could have a Material Adverse Effect and no material expenditures are or will be required in order to comply with any such existing Laws.

4.23  Investment Company Act. The Company is not, nor is it directly or indirectly controlled by or acting on behalf of, any Person that is an investment company within the meaning of the Investment Company Act of 1940, as amended.

4.24  Financial Advisors. Except for Laidlaw, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Company, directly or indirectly, in connection with the transactions contemplated by this Agreement or any Transaction Document and no Person is entitled to any fee or commission or like payment from the Company in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company.

4.25  Condition of Properties. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its Subsidiaries are in good operating condition and repair, are reasonably fit and usable for the purposes for which they are being used, are adequate and sufficient for the Company and its Subsidiaries respective businesses and conform in all material respects with all applicable Laws.

4.26  Pending Changes. The Company has no knowledge of any development which might reasonably be expected to result in a Material Adverse Affect on the operations or financial condition of the Company or its Subsidiaries.

4.27  Securities Laws. The Company has complied in all material respects with all applicable U.S. federal and state securities laws in connection with (i) all offers, issuances and sales of its securities prior to the date hereof and (ii) the offer, issuance and sale of the Securities. All sales and issuances of currently outstanding securities by the Company have been to accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act. Prior to the Closing, neither the Company nor anyone acting on its behalf has sold, offered to sell or solicited offers to buy the Securities or similar securities to, or solicit offers with respect thereto from, or entered into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Securities under the registration provisions of the Securities Act, and applicable state securities laws. Neither the Company nor any Person acting on its behalf has offered the Securities to any Person by means of general or public solicitation or general or public advertising, such as by newspaper or magazine advertisements, by broadcast media, or at any seminar or meeting whose attendees were solicited by such means.

4.28  Registration Rights. Except for any rights granted under the Transaction Documents, no Person has demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration statement other than those matters as disclosed in the SEC Reports.

4.29  Disclosure; Survival. There is no fact which has not been disclosed in the SEC Reports or otherwise disclosed to the Purchasers of which the Company has knowledge and which has had or could reasonably be anticipated to result in a Material Adverse Change. All representations and warranties set forth in this Agreement or in any of the Transaction Documents or in any writing or certificate delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of one (1) year (the “Survival Period”) and shall not be affected by any examination made for or on behalf of the Purchaser, the knowledge of the Purchaser, or the acceptance by the Purchaser of any certificate or opinion.

4.30  No General Solicitation. Neither the Company, its Subsidiaries, any of their affiliates nor any person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Notes and the Warrants.

4.31  Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed, and the Company has insurance against other hazards, risks, and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated. To the extent that any premium payments are not currently paid-up, the Company will endeavor to remedy such past due instances promptly following the Closing Date.

4.32  Regulatory Permits. The Company and the Subsidiaries possess all licenses, certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

4.33  Title to Property and Assets. The Company (and each Subsidiary) owns its property and assets free and clear of all mortgages, liens, loans, pledges, security interests, claims, equitable interests, charges, and encumbrances, except (1) such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s (and each Subsidiary’s) ownership or use of such property or assets and (2) the security pledge to Cornell Capital Partners under the convertible debenture agreements of March 2006, and any other matters as disclosed in the SEC Reports. With respect to the property and assets it leases, the Company (and each Subsidiary) is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any material liens, claims, or encumbrances.

4.34  Foreign Assets Control Legislation. Neither the sale of the Notes nor the Warrants by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Company nor any of its Subsidiaries (a) is a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages in any dealings or transactions, or be otherwise associated, with any such person. The Company and its Subsidiaries, to their full knowledge, are in compliance with the USA Patriot Act of 2001 (signed into law October 26, 2001).

5.
Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company, acknowledging that the Company is relying upon the accuracy and completeness of the representations and warranties set forth herein to, among other things, ensure that registration under Section 5 of the Securities Act is not required in connection with the sale of the Securities and the granting of the Option hereby, as follows

5.1  Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or limited liability company power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2  Investment Intent. The Purchaser represents and warrants to the Company that it is (a) an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act; and (b) acquiring the Securities and the Option to be purchased by it pursuant to this Agreement for investment and not with a view to the distribution thereof.

5.3  Investment Purposes. (a) The Purchaser is acquiring the Securities and the Option for investment purposes only, for its own account, and not as nominee or agent for any other Person, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act, (b) it understands and acknowledges that the Securities have not been registered under the Securities Act or any other securities laws, (c) it is not an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company, (d) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, (e) each is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, (f) the Company has made available to it the opportunity to ask questions and to receive answers, and to obtain information necessary to evaluate the merits and risks of this investment, and (g) the Purchaser understands, acknowledges and agrees that the Securities have not been registered under (and that the Company has no present intention to register the Securities under) the Securities Act or applicable state securities laws, and may not be sold or otherwise transferred by the Purchaser to a United States person unless the Securities have been registered under the Securities Act and applicable U.S. state securities laws or are sold or transferred in a transaction exempt therefrom.

5.4  Class A Members of Purchaser. Each Class A Member of the Purchaser (the “Member”) is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act and each member has represented and warranted to the Purchaser those certain Representations and Warranties set forth in Section 5 of that certain Subscription Agreement entered into between the Purchaser and the Class A Members in connection with the Offering.

6.	Further Agreements of the Parties.

6.1  Reserved Shares. For so long as the Securities are outstanding, the Company shall reserve that number of shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants, which shares shall not be subject to any preemptive or other similar rights.

6.2  Access to Information. The Purchaser and its representatives shall be entitled, upon reasonable notice, to make such investigation of the properties, business and operations of the Company and such examination of the books, records and financial condition of the Company as it reasonably requests to make extracts and copies of such books and records, upon reasonable notice during regular business hours. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances without material interference with the Company’s normal business operations, and the Company and its representatives shall cooperate fully therein. No investigation by a Purchaser or its Representatives prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Transaction Documents. In order for Purchaser to have full opportunity to make such physical, business, accounting and legal review, examination of the affairs of the Company and investigation as may be reasonably requested, the Company shall cause its Representatives to cooperate fully with the Representatives of the Purchaser in connection with such review and examination.

6.3   Confidentiality. Except as may be required by applicable Law or as otherwise agreed among the parties hereto, neither the Company, the Purchaser nor any of its Affiliates shall at any time divulge, disclose, disseminate, announce or release any information to any Person concerning this Agreement, the Transaction Documents, the transactions contemplated hereby or thereby, any trade secrets or other confidential information of the Company or the Purchaser, without first obtaining the prior written consent of the other parties hereto.

6.4  Other Actions. The Company and the Purchaser agree to execute and deliver such other documents and take such other actions as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents.

6.5  Indemnification. The Company shall indemnify and hold harmless each Purchaser, the officers, directors, agents and employees of each of them, each Person who controls any such Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (including the cost [including without limitation, reasonable attorneys’ fees] and expenses relating to an Indemnified Party’s (as defined below) actions to enforce the provisions of this Section 6.5) (collectively, “Losses”), as incurred, to the extent arising out of or relating to (i) any material misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, or, (ii) any material breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents, or (iii) any cause of action, suit or claim brought or made against such Indemnified Party and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents executed pursuant hereto by any of the Indemnified Parties. The Company will not be liable to any Person entitled to indemnity hereunder (an “Indemnified Party”) under this Agreement to the extent that any loses, claims, damages, liabilities, costs and expenses are attributable to any Indemnified Party’s breach of any of the representations, warranties, covenants and agreements made in this Agreement or in the other Transaction Documents. If the indemnification provided for in this Section 6.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses, then the Indemnifying Party (as defined below), in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the actions or omissions that resulted in such Losses as well as any other relevant equitable considerations. The Company shall notify the Purchaser promptly of the institution, threat or assertion of any proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

(b) Conduct of Indemnification Proceedings. If any proceeding shall be brought or asserted against an Indemnified Party, such Indemnified Party shall promptly notify the other party (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of one separate counsel for all Indemnified Parties in any matters related on a factual basis shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such proceeding affected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

The indemnification obligations under this Section 6.5 are in addition to any indemnification or similar obligations under any other Transaction Document.

(d) The provisions of this Section 6.5 shall survive the termination of this Agreement for a period of three (3) years.

(e) All payments to be made to Purchaser pursuant to this Section 6.5, shall be paid no later than five (5) business days after request for payment is sent to the Company.

6.6  Financial Advisor. In connection with the sale of the Securities, Laidlaw & Company (UK) Ltd. (“Laidlaw”) shall receive from the Company the fees and commissions provided for in that certain Engagement Agreement dated February 6, 2007, including in connection therewith a 5-year warrant (the “Laidlaw Warrant”) to purchase 3,000,000 shares of Common Stock at an exercise price of $0.10 per share, which may be exercised on a cashless basis, and shall have such other terms and provisions, including registration rights as the parties have agreed

7.	Other Obligations of the Parties.

7.1  Public Announcements. The Company hereby agrees not to, and not to permit its Subsidiaries to, issue any press release, or otherwise make any public statements (collectively, “Press Releases”) with respect to the transactions contemplated hereby without the prior written consent of the Purchaser, except as may be required by law. Furthermore, where the Company desires to issue any such Press Release, the parties agree to cooperate in good faith in order to prepare such Press Release in such form and substance as is agreeable to both parties.

7.2  Furnishing Information. Each of the parties hereto will, as soon as practicable after reasonable request therefor, furnish all the information concerning it required for inclusion in any statement or application made by any of them to any governmental or regulatory body in connection with the transactions contemplated by this Agreement.

7.3  Transfer Restrictions.

(a)  The Underlying Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Underlying Shares other than pursuant to an effective registration statement, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Underlying Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)  The Purchasers agree to the imprinting, so long as is required by this Section 7.3(b), of a legend on any of the Underlying Shares in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(c)  Certificates evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 7.3(b) (i) following any sale of the Underlying Shares pursuant to Rule 144, or (ii) if such Underlying Shares are eligible for sale under Rule 144(k). The Company agrees that at such time as such legend is no longer required under and pursuant to this Section 7.3(c), it will, no later than three (3) Trading Days following the delivery by a Purchaser to the Company (the “Delivery Date”) or the Company’s transfer agent of a Note for conversion, a Warrant for exercise, a restricted stock certificate or a lost securities affidavit if any of such securities are lost, as the case may be, deliver to such Purchaser a certificate representing Underlying Shares that is free from all restrictive and other legends (the “Deadline”). The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

7.4  Underlying Share Delivery Damages. In the event that a non-legended certificate for Underlying Shares is not received by a Purchaser by the Deadline, as partial compensation to the Purchaser for such loss as a result of such delivery delay, the Company shall pay (as liquidated damages and not a penalty) to the Purchaser for late issuance of the Underlying Shares an amount of $100 per business day after the Deadline for each $100,000 of principal amount of the Note being converted, and/or or $100,000 of market value (based upon the closing stock price of the Company on the Delivery Date) of Underlying Shares of the Warrant being exercised for as the case may be, which are not timely delivered. The liquidated damages in this Section 7.4 are in addition to any shall not limit any other penalty provisions in the Transaction Documents and shall not limit a Purchasers right to collect other damages and/or remedies.

7.5  Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of any of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers.

7.6  Use of Proceeds. The Company covenants and agrees that all of the net proceeds that it receives from the sale of the Notes and Warrants pursuant to this Agreement, shall be used as provided in Schedule 7.6 hereof.

7.7  Form D and Blue Sky. The Company shall file a Form D with respect to the Securities as required under Regulation D under the Securities Act and, upon written request, provide a copy thereof to each Purchaser promptly after such filing. The Company shall, on or before the Closing, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify any Securities for sale to the Purchasers pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Purchaser on or prior to the Closing. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing.

7.8  Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Conversion Shares and the Warrant Shares.

7.9  Securities Laws Disclosure. The Company shall, by the end of the business on the fourth (4th) Business Day following the Closing, issue a press release or file a Current Report on Form 8-K, disclosing the transactions contemplated hereby and make such other filings and notices in the manner and time required by the Commission.

8.	Conditions to Closing.

8.1  Conditions of Obligations of the Purchaser. The obligation of the Purchaser to purchase and pay for the Securities is subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part by the Purchasers:

(a)  Representations, Warranties and Covenants. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date (other than those representations and warranties made expressly as of a date prior to the Closing Date) and shall then be true and correct. The Company shall represent to the Purchaser that all of the information contained herein does not contain any untrue statement of a material fact, or contain any omission of a material fact relating to such information that is necessary in order to make the information, in light of the circumstances under which the information is provided, not misleading.

(b)  Compliance with Agreement. The Company shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Company on or before the Closing Date.

(c)  Approvals. The Company shall have obtained any and all consents, waivers, approvals or authorizations, with or by any Governmental Body or any other Person required for the valid execution of this Agreement and the transactions contemplated hereby.

(d)  No Injunction. No Governmental Body or any other Person shall have issued an Order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, nor shall any such Order be threatened or pending.

(e)  No Material Adverse Change. Since September 30, 2006, there shall not have been a Material Adverse Change except as disclosed in the SEC Reports.

(f)  Certificate of Officer. The Company shall have delivered to the Purchaser a certificate dated the Closing Date, executed by its Chief Executive Officer and Chief Financial Officer, certifying the satisfaction of the conditions specified in paragraphs (a), (b), (c), (d) and (e) of this Section 8.1.

(g)  Opinion of the Company’s Counsel. The Purchasers shall have received from Company counsel, in a form satisfactory to Purchasers and their counsel, an opinion dated the Closing Date (the “Legal Opinion”).

(h)  Certificate of Incorporation and By-Laws. The Certificate of Incorporation, as amended, and the By-Laws, shall be in full force and effect as of the Closing under the laws of the State of Delaware and shall not have been further amended or modified. A certified copy of the Certificate of Incorporation, as so amended, shall have been delivered to counsel for the Purchasers.

(i)  Closing Documents Provided By Company. The Purchaser shall have received the following:

(i)  a Note in favor of the Purchaser, duly executed by the Company, in the form and on the terms contained in Schedule 1.1 herein;

(ii)  a Warrant in the name of the Purchaser, duly executed by the Company, in the form and on the terms contained in Schedule 1.1 herein;

(iii)  the Registration Rights Agreement duly executed by the Company;

(iv)  this Agreement duly executed by the Company;

(v)  Secretary’s Certificate in a form reasonably acceptable to Purchaser, with good standing certificates of the Company and each Subsidiary as of a recent date;

(vi)  Legal Opinion;

(vii)  Executed 10b-5 Letters from each executive Officer and Director of the Company;

(viii)  Such other documents as Purchasers and/or its legal counsel may request and/or deem necessary (including, but not limited to, a Good Standing Certificate of recent date from the Secretary of State of the State of incorporation).

8.2  Conditions of Company’s Obligations. The Company’s obligation to issue and sell the Securities to the Purchasers on the Closing Date is subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part by the Company:

(a)  Representations and Warranties. The representations and warranties of the Purchaser under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)  Compliance with Agreement. The Purchasers shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by such Purchaser on or before the Closing.

(c)  Approvals. The Purchaser shall have obtained any and all consents, waivers, approvals, Permits or authorizations, with or by any Governmental Body or any other Person required for the valid execution of this Agreement and the transactions contemplated hereby including, but not limited to the approval by.

(d)  Payment of Purchase Price. The Purchaser shall have delivered to the Company the Purchase Price specified in Section 2.1 hereof (less commissions and all fees and expenses of Purchaser counsel).

(e)  No Injunction. No Governmental Body or any other Person shall have issued an Order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby including, but not limited to, the, Acquisition nor shall any such Order be threatened or pending.

(f)  Closing Documents Provided By Purchaser. The Company shall have received the following:

(i)  this Agreement duly executed by the Purchaser; and

(ii)  the Registration Rights Agreement duly executed by the Purchaser; and

(iii)  the Subscription Agreement executed by the Members.

8.3  Post Closing Obligations. Following the Closing Date:

(i)  the Company shall file all necessary documents in accordance with their obligations under the Security Agreement;

(ii)  Purchaser Counsel shall file all post closing Blue Sky filings in the necessary jurisdictions.

9.	Miscellaneous.

9.1  Certain Definitions.

“Action” shall have the meaning ascribed to such term in Section 4.20.

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“A Shares” shall have the meaning ascribed to such term in Section 1.2 of this Agreement.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Notes and the Warrants pursuant to Section 3.1 on February __, 2007, or such other date as mutually agreed to by the parties.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company Counsel” means Reed Smith LLP.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Conversion Shares” means all shares of Common Stock issuable upon conversion of the Notes.

“Employee” means any current employee, office consultant, agent, officer or director of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibits” shall mean the following exhibits attached hereto and made a part of this Agreement:

Exhibit A— Registration Rights Agreement
Exhibit B— Form of Warrant
Exhibit C— Form of Note

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Laidlaw” shall have the meaning ascribed to such term in Section 6.6 of this Agreement.

“Laidlaw Warrant” shall have the meaning ascribed to such term in Section 6.6 of this Agreement.

“Law” means any federal, state, local or foreign law (including law), statute, code, ordinance, rule, regulation or other requirement or guideline.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code (or similar laws) of any jurisdiction and including any lien or charge arising by statute or other law.

“Material Adverse Change” means any material adverse change in the business, assets, liabilities, prospects, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means any event, circumstance, condition, fact, effect, or other matter which has had or could reasonably be expected to have a material adverse effect (i) on the business, assets, liabilities, prospects, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) on the ability of the Company or its Subsidiaries to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby.

“Notes” shall have the meaning ascribed to such term in Section 1.1.

“Option” shall have the meaning ascribed to such term in Section 1.2 of this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates by or of any Governmental Body.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering, among other items, the resale by the Purchaser of the Underlying Shares.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and the Purchasers, in the form of Exhibit A hereto.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 4.9.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Subsidiary” shall have the meaning ascribed to such term in Section 4.4.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Trading Day” means (a) a day on which the Common Stock is traded on a Trading Market, or (b) if the Common Stock is not quoted on a Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting price); provided, that in the event that the Common Stock is not listed or quoted as set forth in (a), and (b) hereof, then Trading Day shall mean a Business Day;

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

“Warrant Shares” means all shares of Common Stock issuable upon exercise of the Warrants.

“Warrants” shall have the meaning ascribed to such term in Section 1.1.

9.2  Further Assurances. The Company and the Purchasers agree to execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.3  Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

9.4  Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

9.5  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any Purchaser, however, may assign any or all of its Securities and/or rights under any of the Transaction Documents to any Person, provided (i) such transferee agrees in writing to be bound, with respect to the transferred Securities and otherwise, by the provisions hereof that apply to the “Purchasers” and (ii) the transfer or assignment does not violate federal securities laws.

9.6  No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

9.7  Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable legal fees and expenses.

9.8  Headings; Interpretive Matters. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

9.9  Confidentiality. Each party hereto covenants and agrees to treat any non-public information provided to it by the Company concerning the business and finances of the Company (“Corporate Information”) as confidential and agrees further that it will not use, exploit, reproduce, disclose or provide Corporate Information to any third-party (other than any agents of the parties who are bound by substantially similar obligations of confidentiality) on its own behalf or otherwise, except with the consent of the Company or as required by law, legal process or any federal or state regulatory body having jurisdiction over such party. The provisions of this Section 9.9 shall not apply to any information which:

(a)  was within the public domain prior to the time of disclosure of Corporate Information to the receiving party or which comes into the public domain other than as a result of a breach by the party of this Section 9.9;

(b)  was rightfully acquired by the receiving party from a third party without, to the knowledge of the receiving party, any restriction or any obligation of confidentiality; or

(c)  was independently developed by the receiving party without any use or reference to the Corporate Information.

The provisions of this Section 9.9 shall survive the termination of this Agreement, either in whole or as to any party, for a period of two (2) years.

9.10  Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on (a) the next Business Day, if sent by U.S. nationally recognized overnight courier service, or (b) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications to the Company shall be as set forth below and for each Purchaser shall be as set forth on the signature pages attached hereto.

If to the Company:

Wherify Wireless, Inc.
2000 Bridge Parkway (Suite 201)
Redwood Shores, California 94065
Attention: Timothy J. Neher, CEO
Telephone: 605-551-5210

If to the Purchaser:

GPS Associates, LLC
90 Park Avenue, 31st Floor
New York, NY 10016
Attention: Ted Fowler
Telephone: 212-697-5200

All notices are effective upon receipt or upon refusal if properly delivered.

9.11  Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

9.12  Binding Effect; Assignment. This Agreement shall be binding upon and insure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company or the Purchasers (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

9.13  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

WHERIFY WIRELESS, INC.

By: ____________________________________
Name: Timothy J. Neher
Title: Chief Executive Officer

PURCHASER’S SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

By:
Name:
Title:

Address

Facsimile Number

Schedule 1.1

Purchaser

NAME AND ADDRESS OF EACH PURCHASER	PRINCIPAL NOTE AMOUNT PURCHASED	WARRANTS TO BE RECEIVED
GPS Associates LLC	$1,200,000	3,000,000

Schedule 1.2

Terms of the Series A Convertible Preferred Stock

Issuer:	Wherify Wireless, Inc. (the “Company”)

Designation:	Series A Convertible Preferred Stock (the “Preferred Stock”).

Stated Value per Share:	$1000

Dividend Rate:	10% per annum, payable quarterly in arrears, at the option of the Company either in cash, the issuance of additional Preferred Stock or a combination of cash and additional Preferred Stock.

Maturity:	None.

Conversion:
Optional Conversion. Subject to the several adjustment and other provisions set forth herein, the Preferred Stock is convertible at any time in whole or in part at the option of GPS into the Common Stock of the Company (the “Conversion Shares”) at a conversion price (the “Optional Conversion Price”) equal to $0.125 per share.
Mandatory Conversion. Holders of the Preferred Stock must convert the Preferred Stock in the case of the following events:

i.  An underwritten secondary public offering resulting in proceeds to Wherify of no less than $20 million (a “Qualifying Secondary”) and the Conversion Shares are registered for resale and free to trade not later than 180 days following the Qualifying Secondary closing date.

ii.  the common stock of the Company has for 20 consecutive trading days (i) closed at a price equal to not less than 250% of the applicable Optional Conversion Price, (ii) averaged (a) not less than 300,000 shares per day in volume or (b) a market value of not less than $500,000 in trading per day and (iii) there is an effective resale registration statement in respect of the underlying conversion shares relating thereto.

iii.  Upon a Change of Control (defined below). Adjustment of the Optional

Conversion Price:
The Optional Conversion Price is subject to adjustment in the following circumstances:

1.  Ratably for all stock splits, stock dividends, reclassifications, or similar events.

2.  If, prior to an event triggering Mandatory Conversion, the Company shall issue Common Stock (or securities exchangeable, exercisable or convertible into Common Stock), other than in connection with acquisitions or employee stock options approved by the Board of Directors of the Company at a price below the applicable Optional Conversion Price (a “Dilutive Issuance”), the Optional Conversion Price shall be adjusted on a weighted average dilution calculation basis.

Liquidation Preference:
In the event that the Company shall file for bankruptcy, cease or unwind its business or otherwise be liquidated for the benefit of its creditors or otherwise, holders of the Preferred Stock shall, before holders of the Common Stock (or any other securities of the Company junior in right of payment to the Preferred Stock) receive any consideration from such liquidation, be entitled to receive an amount equal to 125% of the sum of (i) the principal amount of all the Preferred Stock then outstanding and (ii) all accrued and unpaid dividends thereon (the “Liquidation Preference Amount”).

Change of Control:
In the event that, prior to a Qualifying Secondary, there shall be a change in control transaction (which shall for the purposes hereof include a sale of substantially all the assets of the Company), holders of the Preferred Stock shall be entitled to receive:

1.  before holders of the Common Stock receive any consideration from the consideration resulting therefrom, the Liquidation Preference Amount; plus

2.  that amount owed on the Conversion Shares as a result of the Preferred Stock being converted into Common Stock.

Covenants and Rights:
The Preferred Stock shall have the following covenants and rights:

1.  Voting Rights: On an as converted basis, one vote per Conversion Share.

2.  Covenants: For so long as at least 25% of the Preferred Stock shall remain outstanding, unless GPS delivers its express written consent, the Company will not:

a.  Pay dividends to the holders of its common stock without paying, in addition to the Preferred Stock Dividend, the amount which the Preferred Stock holders would have received had the subject Preferred Stock been converted at the Optional Conversion Price.

b.  Issue any additional preferred stock which ranks senior to the Preferred Stock.

Schedule 4.1(b)

Outstanding Options/Warrants/Etc.

Employee Stock Option Plans

2004 Stock Plan

Wherify’s Board administers the 2004 Stock Plan (“2004 Plan”), which was adopted by the Stockholders effective July 21, 2005, as amended. The company has registered 10 million shares under the 2004 Plan, the maximum aggregate number of shares allowed for issuance under the plan. The 2004 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock, and other stock based awards as determined by the administrator to be appropriate to employees, directors (including employee directors) and consultants. The administrator is authorized to determine the terms of each option granted under the plan, including the number of shares, exercise price, term and exercisability. The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value in the case of an optionee who owns more than 10% of the total combined voting power of all classes of the Company’s capital stock). Options may not be exercised more than ten years after the date of grant (five years in the case of 10% Stockholders). Upon termination of employment for any reason other than death or disability, each option may be exercised for a period of 90 days, to the extent it is exercisable on the date of termination unless otherwise provided in the award agreement. In the case of a termination due to death or disability, an option will remain exercisable for a period of one year, to the extent it is exercisable on the date of termination. Up to an aggregate of approximately 8 million shares of Common Stock are currently authorized for issuance under the 2004 Plan. As of September 18, 2006, there were 2,060,095 options granted and outstanding under the 2004 Plan of which 345,976 are vested.

2001 Stock Plan

Wherify’s Board administers the 2001 Stock Plan (“2001 Plan”), which was adopted by the Stockholders effective July 26, 2001. The 2001 Plan provides for the grant of incentive stock options, non-statutory stock options and restricted stock to employees, directors (including employee directors) and consultants. The administrator is authorized to determine the terms of each option granted under the plan, including the number of shares, exercise price, term and exercisability. The Board has authorized up to an aggregate of 2,000,000 shares of Common Stock for issuance under the 2001 Plan. As of September 18, 2006, there were 325,000 options granted and outstanding under the 2001 Plan of which 318,403 are vested. No additional options may be granted under this plan.

1999 Stock Option Plan

Wherify’s Board administers the 1999 Stock Option Plan, as amended and restated (“1999 Plan”), which was originally approved on June 1, 1999 by Wherify California, Inc. (a California corporation) and subsequently amended and restated and assumed by Wherify pursuant to an Agreement and Plan of Merger dated April 14, 2004. The 1999 Plan provides for the grant of incentive stock options and non-statutory stock options to employees, directors (including employee directors) and consultants. The administrator is authorized to determine the terms of each option granted under the plan, including the number of shares, exercise price, term and exercisability. On July 21, 2005, the date that Wherify completed the merger of Wherify Acquisition, Inc. (a wholly-owned subsidiary of Wherify) and Wherify California, Inc. (a California corporation), the number of shares underlying options granted under Wherify California, Inc.’s (a California corporation) amended and restated 1999 Plan were assumed by Wherify and multiplied by the 4.8021 merger exchange ratio and existing vesting schedules were maintained. As a result on July 25, 2005, upon application of the merger exchange ratio, there was a total of 3,977,731 options outstanding under the 1999 Plan. As of September 18, 2006, there were 3,279,845 options granted and outstanding under the 1999 Plan of which 2,543,402 are vested. No additional options may be granted under this plan.

Common Stock Purchase Warrants

As of January 12, 2007, Wherify had warrants outstanding exercisable for approximately 22.6 million shares of Wherify common stock. A summary of the warrants is as follows:

* A warrant to purchase 14,843 shares at $.80 per share. This warrant carries a cashless exercise provision and expires on December 30, 2008;

* Warrants to purchase 27,379 shares at $2.00 per share. These warrants carry a cashless exercise provision and expire on various dates between July 2008 and August, 2009;

warrants to purchase 163,750 shares at $2.00 per share expiring January 11, 2010. These warrants carry a cashless exercise provision. In addition, in the event that the per share closing bid price of Wherify common stock equals or exceeds 200% of the warrant exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement, Wherify may elect to redeem the warrants at a redemption price of $0.01 per share on 30 days written notice (the “Notice Period”); provided, however, that (i) Wherify simultaneously calls all warrants issued in on January 11, 2005 on the same terms, and (ii) all of the Wherify common stock issuable under the warrants are either registered pursuant to an effective registration statement, which has not been suspended and for which no stop order is in effect, and pursuant to which the warrant holder is able to sell the warrant shares at all times during the Notice Period; and

* Warrants to purchase 757,053 shares at $2.60 per share (post-adjustment) expiring January 11, 2010. These warrants carry a cashless exercise provision. In addition, in the event that the per share closing bid price of Wherify common stock equals or exceeds 200% of the warrant exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement, Wherify may elect to redeem the warrants at a redemption price of $0.01 per share on 30 days written notice (the “Notice Period”); provided, however, that (i) Wherify simultaneously calls all warrants issued in on January 11, 2005 on the same terms, and (ii) all of the Wherify common stock issuable under the warrants are either registered pursuant to an effective registration statement, which has not been suspended and for which no stop order is in effect, and pursuant to which the warrant holder is able to sell the warrant shares at all times during the Notice Period. The exercise price and the number of shares of common stock issuable upon exercise of the foregoing warrants are subject to adjustment in certain circumstances, including stock splits, stock dividends, or subdivisions, combinations or recapitalizations of Wherify’s common stock. In addition, the warrant price and the number of shares covered by the warrants exercisable at $2.70 per share (as originally issued) are subject to adjustment on a weighted-average basis in the event that Wherify issues or is deemed to issue shares of its common stock at a price per share which is less than the then-current warrant exercise price. Such exercise price was adjusted as a result of pricing our direct offering on August 8, 2006, to $0.25 per share, (see Note 19—Subsequent Event);

* Warrants to purchase 16,294 shares at $3.00 per share. These warrants carry a cashless exercise provision and expire January 31, 2010;

* A warrant to purchase 12,800 shares at $5.00 per share. This warrant carries a cashless exercise provision and expires on September 13, 2008;

* Warrants to purchase 11,250,000 shares at an exercise price of $0.25 per share expiring March 10, 2011. The exercise price is subject to adjustment as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells any common stock or rights to acquire common stock at a purchase price less than the exercise price of the warrants. Such exercise price and number of warrants was adjusted as a result of pricing our direct offering on August 8, 2006. These warrants carry a cashless exercise option; and

* Warrants to purchase 10,000,000 shares at an exercise price of $0.25 per share expiring March 14, 2011. The exercise price is subject to adjustment as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells any common stock or rights to acquire common stock at a purchase price less than the exercise price of the warrants. Such exercise price and number of warrants was adjusted as a result of pricing our direct offering on August 8, 2006, (see Note 19—Subsequent Event). These warrants carry a cashless exercise option.

Upon exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction. The warrants do not confer upon the holder any voting or any other rights of a stockholder of Wherify.

Schedule 4.7

Capitalization of the Company

Capital Stock

Wherify’s authorized capital stock consists of 200,000,000 shares of common stock, $.01 par value per share and 10,000,000 shares of undesignated preferred stock, $.01 par value per share.

Common Stock

The authorized common stock of Wherify consists of 200,000,000 shares, par value $0.01 per share. Approximately 72.4 million shares of common stock are issued and outstanding as of January 12, 2007.

All of the shares of common stock are validly issued, fully paid and non-assessable. Holders of record of common stock will be entitled to receive dividends when and if declared by the board of directors out of funds of Wherify legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of Wherify, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of Wherify, including the liquidation preference of all classes of preferred stock of Wherify, each holder of common stock will be entitled to receive his pro rata portion of the remaining net assets of Wherify, if any. Each share of common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of common stock do not have a cumulative voting right, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock

Wherify’s certificate of incorporation authorizes the issuance of up to 10,000,000 shares of Wherify’s $0.01 par value preferred stock. As of January 12, 2007 no shares of preferred stock were outstanding. The preferred stock constitutes what is commonly referred to as “blank check” preferred stock. “Blank check” preferred stock allows the board of directors, from time to time, to divide the preferred stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Holders of preferred stock are entitled to receive dividends when and as declared by the board of directors out of any funds legally available therefore, may be cumulative and may have a preference over common stock as to the payment of such dividends. The provisions of a particular series, as designated by the board of directors, may include restrictions on the ability of Wherify to purchase shares of common stock or to redeem a particular series of preferred stock. Depending upon the voting rights granted to any series of preferred stock, issuance thereof could result in a reduction in the power of the holders of common stock. In the event of any dissolution, liquidation or winding up of Wherify, whether voluntary or involuntary, the holders of each series of the then outstanding preferred stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the common stock, a liquidation preference established by the board of directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for preferred stock, the liquidation preference of preferred stock and other matters, the issuance of preferred stock could result in a reduction in the assets available for distribution to the holders of the common stock in the event of liquidation of Wherify. Holders of preferred stock will not have preemptive rights to acquire any additional securities issued by Wherify. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series. One of the effects of the existence of authorized but unissued shares of common stock or preferred stock may be to enable the board of directors of Wherify to render it more difficult or to discourage an attempt to obtain control of Wherify by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench Wherify’s management, which concomitantly may have a potentially adverse effect on the market price of the common stock. If in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal were not in the best interests of Wherify, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Wherify Wireless, Inc Capitalization Table	As of January 12, 2007
	Authorized Number of Shares	Outstanding Number of Shares	Percent of Total Common Shares
			Outstanding	Authorized
PREFERRED SHARES AUTHORIZED	10,000,000
PREFERRED SHARES ISSUED AND OUTSTANDING		-
COMMON SHARES AUTHORIZED	200,000,000
COMMON SHARES ISSUED AND OUTSTANDING		72,365,599	56%	36%
DILUTIVE COMMON SHARES:
For exercise of warrants		22,619,436	17%	11%
For Cornell convertible debentures, including shares currently held in escrow		19,460,000	15%	10%
For exercise of stock options (issued and outstanding)		5,664,940	4%	3%
Subtotal for Shares Contractually Committed to Issue		47,744,376	37%	24%
For issuance under Standby Equity Distribution Agreement (Registration Statement withdrawn)		2,200,000	2%	1%
For issuance of stock options (registered and authorized but not issued)		8,000,000	6%	4%
Subtotal for Shares NOT Contractually Committed to Issue		10,200,000	8%	5%
TOTAL SHARES RESERVED FOR ISSUANCE		57,944,376	44%	29%
TOTAL SHARES ISSUED AND RESERVED FOR ISSUANCE		130,309,975	100%	65%

Schedule 4.11

Liabilities

Wherify Wireless, Inc

Consolidated Balance Sheet Extract

Unaudited

	Sept. 30, 2006	Dec. 31, 2006
	($ millions)
CURRENT LIABILITIES, Accounts Payable:		(1)
Wherify Wireless Inc (Delaware)
Allen Matkins	$1.6	$1.7
Jabil	1.1	0.9
Luczo Note Payable	2.0	2.0
All Other	2.2	3.1
	6.9	7.7
Wherify California Inc (California)
Westport Joint Venture (Arillaga)	3.1	3.1
Venture Corporation	1.6	1.6
Westport Office Park (Harvest properties)	0.8	1.0
All Other	1.0	1.0
	6.5	6.7
Total Accounts Payable Liabilities	$13.4	$14.4

(1) Dec 31, 2006 liability amounts may differ slightly in the final Q2 Form 10-QSB which is still in process towards completion.

Schedule 4.14

Property

The Company does not own any property, plants or facilities.

Equipment, including equipment used at its remote location services centers around the world, is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, 3 years for office and computer equipment, 3 to 5 years for test equipment, 7 years for furniture and fixtures, and 10 years for leasehold improvements. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gains and losses are included in other income or loss. Maintenance and repairs are charged to expense as incurred.

As of December 31, 2006 the Company recorded gross equipment of approximately $1,964,000 against which accumulated depreciation has been charged of approximately $1,436,000, resulting in net equipment of approximately $528,000.

Schedule 4.17
Material Contracts

Wherify Wireless, Inc. Leases and Agreements:	Purpose:	Date signed:
American Business Equipment	Toshiba lease and maintenance agreement	28-Mar-2006
American Network Computadores LTDA	Master service agreement	1-Jun-2006
D&H Distributing	Vendor purchase agreement (NOT SIGNED)	14-Jun-2006
Delphi Automotive Systems Do Brasil LTDA	Distribution agreement	23-Jan-2006
Elabs	Payment agreement	22-Dec-2006
Elabs	Service agreement	12-Oct-2005
Entel PCS Telecomunicaciones S.A.	International supply and distribution agreement	1-Apr-2006
Enter	Letter agreement	4-Oct-2005
Interlinc	Service agreement	15-Nov-2005
Jabil Circuit, Inc.	Manufacturing services agreement	3-Mar-2006
Kore Wireless Canada Inc	Telecommunications services agreement	11-Oct-2005
Laidlaw & Company (UK) LTD	Engagement agreement	2-Nov-2006
Lance Steinhart	Engagement letter - Resold wireless & foreign corporation filings	5-Jul-2006
MapCity	Web service agreement	2-May-2006
Nucomm International	Managed services agreement	31-Oct-2005
Oriant Australia Pty Ltd	Letter agreement	28-Sep-2005
PetroCom LLC	Service agreement	26-Jan-2006
SED International, Inc.	Distributor agreement	14-Jul-2006
Siemens AG	Master purchase/reseller agreement	13-Mar-2006
Tax Partners	Tax compliance service agreement	5-Jul-2006
Walmart Stores Inc	Supplier agreement	29-Nov-2004
Westport Joint Venture	Lease agreement	3-Sep-1999
Westport Office Park LLC	Notification change of ownership Westport Business Park	18-Aug-2005
Wilson Sonsini	Engagement letter	3-Feb-2005

Schedule 4.18

Employment Related Agreements/Benefits

Employment contracts for the Company’s following named executives have been filed as Exhibits with the Company’s Forms 10-KSB and Forms 8-K, as appropriate:

Timothy Neher, CEO and Director
Gerald Parrick, President
Douglas Hajjar, Consultant and Co-Chairman of the Board
Mark E. Gitter, CFO and Treasurer
William Scigliano, President Government Services Division, Co-Chairman , Secretary

All other employees are hired under standard Company at will employment offers, and include a standard package of benefits and other compensation as defined in those employment offers, as appropriate to the position.

Schedule 4.19(c)

Key Employee Agreements

Employment contracts for the Company’s following named executives have been filed as Exhibits with the Company’s Forms 10-KSB and Forms 8-K, as appropriate, and are summarized below:

Employment Agreement with Timothy Neher, CEO and Director

In November 2002, Wherify California, Inc., a California corporation (“Wherify California”) entered into an employment agreement with Timothy Neher pursuant to which Mr. Neher agreed to serve as the President and Chief Executive Officer of Wherify California until November 2007 at an annual base salary of $200,000 (as adjusted pursuant to the agreement). In addition, in November 2002, Wherify California granted Mr. Neher an option to purchase 1,200,525 shares of its common stock at an exercise price of $0.34 per share. In addition to the compensation described above, Wherify California also agreed to award Mr. Neher additional cash bonuses, in the event Wherify California achieved certain milestones as described in the employment agreement. Mr. Neher is also entitled to participate in any and all employee benefit plan hereafter established for Wherify California employees and is entitled to an automobile allowance of $2,000 per month. Wherify has agreed to assume this agreement from Wherify California.

Under the terms of the employment agreement, Mr. Neher is entitled to the following severance benefits:

If Mr. Neher’s employment is terminated other than for “Cause” (as defined in the agreement), or if he resigns as a result of a “Constructive Termination” then Mr. Neher is entitled, in exchange for a release of all claims, a lump sum severance payment equal to 12 months base salary, as then determined, plus 50% of his prior year’s bonus, if any. Additionally, Mr. Neher will receive accelerated vesting with respect to 240,105 shares purchasable upon exercise of the option granted to him by Wherify California.

Employment Agreement with Gerald Parrick, President

In December 2004, Wherify California entered into an employment agreement with Mr. Parrick. Under this agreement, Mr. Parrick agreed to serve as President and acting VP of Sales and Marketing of Wherify California, at an annual salary of $185,000. In addition, in December 2004, Wherify California granted Mr. Parrick an option to purchase 480,210 shares, at an exercise price of $0.31 per share. One sixteenth of the shares vest after 3 months of employment, and the remainder vest at 1/48th per month over the following four-year period. Under the employment agreement, Mr. Parrick is entitled to a lump sum severance payment equal to four months base salary in the event he is terminated other than for cause, or if he terminates his employment as a result of a constructive termination (as defined in the agreement). Wherify has agreed to assume this agreement from Wherify California.

Consulting Agreement with Douglas Hajjar, Consultant and Co-Chairman of the Board

Effective January 1, 2004, Wherify California entered into a Consulting Agreement (the “Initial Consulting Agreement”) with Douglas Hajjar, which was subsequently assumed by Wherify in connection with the merger of Wherify with Wherify California on July 21, 2005. Under the terms of the Initial Consulting Agreement, Mr. Hajjar acted as a financial advisor to the Company and the Company paid Mr. Hajjar a consulting fee of $10,000 per month.

In accordance with the terms of the Initial Consulting Agreement, in 2004 Wherify California issued to Mr. Hajjar an option to purchase 100,000 shares of Wherify California common stock (equivalent to approximately 481,000 shares of Wherify common stock) at the then fair market value. The options vest ratably on a monthly basis over a 36 month period commencing on the date of the agreement, but cease to vest upon termination of the agreement. All options granted pursuant to the Initial Consulting Agreement vest immediately upon a Change in Control.

The Initial Consulting Agreement also provided that upon a Change of Control during the term of the agreement, or within six months thereafter, in which the acquiring person or entity is introduced to the company by Mr. Hajjar, the company would pay Mr. Hajjar an acquisition fee equal to 2% of the aggregate consideration paid to the company’s stockholders in such transaction.

On January 13, 2006, Wherify and Mr. Hajjar entered into a new Consulting Agreement which supersedes and replaces the Initial Consulting Agreement entered into effective January 1, 2004. Under the new Consulting Agreement, Mr. Hajjar continues to be paid a fee of $10,000 per month for his assistance as a financial adviser to the Company and is entitled to reimbursement for out-of-pocket costs and indemnification for damages arising out of his services. However, he is no longer entitled to a fee in connection with a Change in Control transaction. The agreement is terminable by either party on 30 days’ notice.

Also on January 13, 2006, Wherify entered into a letter agreement with Mr. Hajjar setting forth certain terms of his services as a Director and Co-Chairman. Under this agreement, Mr. Hajjar agreed to direct and coordinate the Board’s oversight of the business and operations of the Company and the activities and performance of senior management, and to assist senior management in developing strategic plans for the Company and with fund raising and financing activities. Pursuant to the agreement, on January 13, 2006 the Company granted to Mr. Hajjar an option to purchase 125,000 shares of common stock at an exercise price equal to the closing sales price on that date. The option vests in equal monthly increments over four years so long as Mr. Hajjar remains on the Board. The agreement further provides that for each additional year Mr. Hajjar serves on the Board he will receive an additional option for 12,500 shares of common stock with an exercise price equal to the closing sales price on the grant date and which vests ratably monthly over 12 months. Mr. Hajjar is also entitled under this agreement to a cash payment of $5,000 per month during which he serves on the Board.

Employment Agreement with Mark E. Gitter, CFO and Treasurer

In February 2006, Wherify entered into an employment agreement with Mr. Gitter. Under this agreement, Mr. Gitter agreed to serve as Chief Financial Officer of Wherify at an annual salary of $175,000 per year, subject to periodic review and adjustment. In addition, senior management will recommend that the Board of Directors grant Mr. Gitter an option to purchase up to 260,000 shares of the Company’s Common Stock. The option will be exercisable for a period of 10 years and will vest in accordance with the following schedule: (a) 25% of the total number of shares purchasable upon exercise of the option will vest after 12 months of continuous employment and (b) an additional 1/48 of the option shares will vest at the close of each month during the remaining term of the option. In the event that Mr. Gitter is terminated by the Company without Cause or resigns as a result of a Constructive Termination, he is entitled to a severance payment equal to three months of his base salary, but only if such termination occurs subsequent to Mr. Gitter having received a satisfactory performance review, and health care coverage during the severance period.

Schedule 4.20

Litigation

Legal Proceedings

Venture Corporation Limited, a Singapore Corporation v. Wherify Wireless, Inc, a California Corporation

On October 15, 2004, Venture Corporation Limited, a Singapore corporation (“Venture”), filed suit against Wherify California, in the United States District Court, Central District of California. The complaint sought approximately $5 million in damages for breach of contract, fraud and common counts alleging that Wherify California failed to pay certain amounts owed for the manufacture of the children’s model personal locater (“CM1”). Wherify California answered Venture’s complaint on November 16, 2004 and filed a cross-complaint alleging that Venture failed to timely deliver conforming goods. A mediation between the parties ended without a resolution. A court trial concluded on November 4, 2005, and on December 27, 2005 the District Court’s judgment awarding Venture approximately $1.7 million in damages (including costs) was entered. On January 26, 2006, a Notice of Appeal was filed with the United States Court of Appeals for the Ninth Circuit which Wherify intends to vigorously pursue. Venture has commenced collection procedures, including attempts to levy upon assets and accounts of not only Wherify California, but also its parent, Wherify. On September 25, 2006 a hearing occurred regarding Venture Corporation’s motion to amend its judgment to add Wherify to its judgment against Wherify California. Wherify believes that there are no legal grounds or basis for any claim or attempt to levy against Wherify or any of its assets, and intends to vigorously defend against any such claims or attempts to levy. On November 2, 2006 the court denied Venture’s motion to amend the judgment against Wherify California to extend the levy to include Wherify. It is management’s assessment that a potential liability against Wherify California of an amount up to one million seven hundred thousand dollars exists. Therefore, the Company has accrued an amount of one million seven hundred thousand dollars.

Lariviere, et al. v. I.Q. Biometrix, Inc., a Delaware Corporation, et al.

On August 5, 2005, plaintiffs Sylvie Lariviere, Robert Rios, Toni Lange, Fernand Beland, Frederic Serre and Roland Vroye, filed their first amended complaint against I.Q. Biometrix, Inc., a Delaware corporation, in Fresno County Superior Court, State of California. Plaintiffs’ complaint alleges causes of action for breach of contract and fraud for a failure to issue stock options pursuant to an alleged oral and/or written agreement. The complaint seeks to recover damages, including punitive damages, and/or an award of stock options. On October 25, 2005, Wherify demurred on behalf of itself, Greg Micek and William Scigliano and on January 4, 2005, the demurrer was sustained on several grounds. This matter has been set for trial on January 18, 2007. The Company’s management feels that a reasonable estimate for potential liability for the company is somewhere within a range of $0 to $500,000. Management of the Company has also determined that no amount within that range is a better estimate of a potential liability than any other amount. Therefore, no amount has been set aside for this contingent liability.

Westport Office Parr LLC v. Where Wireless, Inc, a California Corporation

On January 5, 2007, Westport Office Park, LLC (“Westport”), filed an Entry of Stipulation and Agreement against Wherify Wireless, Inc, a California Corporation (“Wherify California”), in the Superior Court of California—San Mateo County. The complaint sought a judgment for possession of certain leased premises occupied by Wherify California as its principal offices in favor of Westport, approximately one million one hundred thousand dollars in then outstanding amounts due and owing under the terms of the lease, and certain other amounts deemed owed. Wherify California answered Westport’s complaint on January 17, 2007 by vacating from the leased premises. The Company has accrued an amount of approximately one million one hundred thousand dollars pending resolution of this matter.

Management is not aware of any other threatened or actual legal proceedings currently in process against the Company or its subsidiaries that would have a material effect on the financial position of the Company.

Schedule 7.6

Use of Proceeds

Use of Proceeds:	The following table summarizes the net proceeds contemplated to be raised in connection with the Offering:
Offering Amount
Gross Offering Proceeds	$1,200,000
Less: Offering Fee	(120,000)
Agent Offering Expenses	(60,000)
Company Expenses	(20,000)
GPS Net Proceeds to Wherify	$1,000,000
GPS intends to use the $1.2 million in Gross Offering Proceeds to purchase from Wherify the securities described in Appendix A, from which Wherify will pay the above summarized Offering Fees and Expenses and apply the remaining estimated $1.0 million in net proceeds maintain its operations at a modest level until the Step II Offering can be completed.

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT B

FORM OF WARRANT

EXHIBIT C

FORM OF NOTE